Exhibit (d)(67)

Schedule A

Pursuant to paragraph 3 of this Agreement, each class will pay a management fee at the annual rate set forth in the table below of the average daily net assets of the class (computed in the manner set forth in the Trust’s Trust Instrument) throughout the month. “Years to Target Retirement Date” will be determined on the first day of the Fund’s then-current fiscal year and the corresponding annual rate will apply through the last day of that fiscal year.

Years to Target Retirement Date	Retail Class, Class A, Class M, Class C, Class I Annualized Rate (bp)	Class K, Class Z, Class K6, Premier Class Annualized Rate (bp)
43	49	39
42	49	39
41	49	39
40	49	39
39	49	39
38	49	39
37	49	39
36	49	39
35	49	39
34	49	39
33	49	39
32	49	39
31	49	39
30	49	39
29	49	39
28	49	39
27	49	39
26	49	39
25	49	39
24	49	39
23	49	39
22	49	39
21	49	39
20	49	39
19	49	39
18	49	39
17	48	38
16	48	38
15	48	38
14	48	38
13	48	38
12	47	37
11	47	37
10	47	37
9	47	37
8	46	36
7	46	36
6	46	36
5	46	36
4	45	35
3	45	35
2	45	35
1	45	35
0	44	34
(1)	44	34
(2)	44	34
(3)	44	34
(4)	43	33
(5)	43	33
(6)	43	33
(7)	43	33
(8)	42	32
(9)	42	32
(10)	42	32
(11)	42	32
(12)	41	31
(13)	41	31
(14)	41	31
(15)	41	31
Thereafter (including investments in Fidelity Freedom Blend Income Fund)	41	31
Effective Date	April 1, 2022	April 1, 2022

Fidelity Aberdeen Street Trust

on behalf of Fidelity Freedom Blend 2015 Fund

By          /s/Laua Del Prato
              Laura Del Prato
             President & Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By          /s/Christopher J. Rimmer
                Christopher J. Rimmer
               Treasuer